Thermon Reports First Quarter Fiscal 2024 Results
Continuing Double-Digit Revenue, Adjusted EBITDA, and EPS Growth
Raising FY 2024 Revenue and EPS Guidance

AUSTIN, TX / ACCESSWIRE / August 3, 2023 -- Thermon Group Holdings, Inc. (NYSE:THR) ("Thermon"), a global leader in industrial process heating solutions, today announced consolidated financial results for the first quarter ("Q1 2024") of the fiscal year ending March 31, 2024 ("Fiscal 2024").

Key highlights for Q1 2024 as compared to the three months ended June 30, 2022 ("Q1 2023") include:

•Produced record revenue of $106.9 million, an increase of 12%, driven by sales growth in North America and Asia Pacific

•Realized fully diluted GAAP earnings per share ("EPS") of $0.32 and non-GAAP adjusted EPS of $0.40, an increase of 65% and 60% respectively due to margin improvement and effective cost control

•Generated net income of $10.9 million, an increase of 67%, and Adjusted EBITDA of $22.1 million, an increase of 33%, driven by volume growth and prudent cost management

•Achieved gross profit of $47.3 million, an increase of 27%, and gross margin of 44.3%, as compared to 39.0%, an expansion of 530 basis points

•Reached bookings of $120.1 million, with a book-to-bill ratio of 1.12x

"The Thermon team once again executed well and delivered an excellent start to Fiscal 2024, with record revenue, Adjusted EBITDA and earnings per share in the first quarter," said Bruce Thames, President and CEO. "We achieved Adjusted EBITDA Margin expansion of over 330 basis points, largely due to favorable volume, productivity and price. Demand in the Western Hemisphere remained healthy and was the primary driver of revenue growth. Asia Pacific continues to show signs of recovery with a year-over-year revenue increase of 10%. Most promising, as we look ahead, is our record level of incoming orders at $120.1 million and positive book-to-bill ratio of 1.12x, which shows that our end markets remain resilient, and our strategy of decarbonization, digitization and diversification is working."

Financial Highlights	Three months ended June 30,

in millions, except per share data	2023	2022	% Change

Sales[1]	$106.9	$95.4	12.0%
Point-in-Time	65.1	58.8	10.7%
Over Time - Small Projects	15.1	14.6	3.4%
Over Time - Large Projects	26.7	22.0	21.4%
Net Income	10.9	6.6	66.8%
EPS	0.32	0.20	65.4%
Adjusted Net Income[2]	13.4	8.5	57.9%
Adjusted EPS[2]	0.40	0.25	60.0%
Adjusted EBITDA[3]	22.1	16.6	32.8%

% of Sales:
Point-in-Time	60.9%	61.6%	-70 bps
Over-Time - Small Projects	14.1%	15.3%	-120 bps
Over-Time - Large Projects	25.0%	23.1%	190 bps
Net Income	10.2%	6.9%	330 bps
Adjusted Net Income[2]	12.5%	8.9%	360 bps
Adjusted EBITDA[3]	20.7%	17.4%	330 bps

1 Over Time sales were previously reported as a single figure and are now presented as Over Time - Small Projects and Over Time - Large Projects. Over Time - Small Projects are each less than $0.5 million and Over Time - Large Projects are each equal to or greater than $0.5 million.
2 Net Income (Loss) after the impact of acquisition costs, restructuring, costs associated with impairments and other charges, amortization of intangible assets and the tax expense/(benefit) for impact of foreign rate increases (see table, "Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS").
3 See table, "Reconciliation of Net Income to Adjusted EBITDA."

Q1 2024 organic sales (excluding revenue contributed by the acquisition of Powerblanket) were $104.5 million as compared to $94.4 million in Q1 2023, an increase of $10.1 million, or 11%. Sales growth in the Western Hemisphere was a result of our customers' investments in the upstream and downstream oil, renewables, rail and transit and food and beverage markets. Sales attributable to the Powerblanket acquisition were $2.4 million, with integration largely completed.

Backlog was $178.1 million as of June 30, 2023, representing a $13.1 million increase, or 8%, as compared to Q1 2023 backlog of $165.0 million. Orders in Q1 2024 were $120.1 million compared to $103.3 million in Q1 2023, an increase of $16.8 million, or 16%.

Balance Sheet, Liquidity and Cash Flow

Thermon maintained a strong balance sheet during Q1 2024. The net debt-to-Adjusted EBITDA ratio decreased to 0.8x from 1.7x in the prior year period. Gross outstanding debt decreased by $37.3 million to $113.5 million. Available liquidity at the end of the quarter totaled $108.8 million, including $33.2 million in cash and cash equivalents and $75.6 million available under credit agreements.

Working capital increased by 2.5% to $156.2 million during Q1 2024. Capital expenditures during the quarter were $2.8 million, up from $1.6 million in the prior year period. Cash from operating activities was $0.9 million and Free Cash Flow was $(1.9) million.

The Company’s withdrawal from its operations in the Russian Federation through a disposition of its Russian subsidiary (the “Russia Exit”) is on track to be completed by the second fiscal quarter of Fiscal 2024. During the three months ended June 30, 2023, the Russia Exit resulted in a total charge of approximately $0.7 million or an impact of $0.02 to EPS.

Balance Sheet Highlights	Three Months Ended June 30,

in millions	2023		2022			% Change

Cash	$33.2		$40.0			(17.1)%
Total Debt	113.5		150.8			(24.7)%
Net Debt1 / TTM Adjusted EBITDA	0.8	x	1.7	x	(0.8)	x
Working Capital[2]	156.2		142.4			9.7%
Capital Expenditures	2.8		1.6			79.5%
Free Cash Flow[3]	(1.9)		10.3			(118.3)%

1 Total company debt, net of cash and cash equivalents.
2 Working Capital equals Accounts Receivable plus Inventory less Accounts Payable.
3 See table, "Reconciliation of Cash Provided by Operating Activities to Free Cash Flow."

Revised Outlook

Kevin Fox, Thermon's Chief Financial Officer, added, "The strong execution of our team in the first quarter of the year provided a solid foundation to deliver on our plan, we are narrowing the range of our guidance to revenue of approximately $462 - $488 million, which includes a full twelve months of revenue contribution from the Powerblanket acquisition, and we are raising GAAP EPS in Fiscal 2024 to be approximately $1.48 - $1.62 per share, with Adjusted EPS to be approximately $1.69 - $1.83 per share."

Conference Call and Webcast Information

Thermon's senior management team, including Bruce Thames, President and Chief Executive Officer, and Kevin Fox, Senior Vice President and Chief Financial Officer, will discuss Q1 2024 results during a conference call today, August 3, 2023 at 10:00 a.m. (Central Time). The call will be simultaneously webcast and the accompanying slide presentation containing financial information can be accessed on Thermon's investor relations website located at http://ir.thermon.com. Investment community professionals interested in participating in the question-and-answer session may access the call by dialing (877) 407-5976 from within the United States/Canada and (412) 902-0031 from outside of the United States/Canada. A replay of the webcast will be available on Thermon's investor relations website after the conclusion of the call.

About Thermon

Through its global network, Thermon provides safe, reliable and mission critical industrial process heating solutions. Thermon specializes in providing complete flow assurance, process heating, temperature maintenance, freeze protection and environmental monitoring solutions. Thermon is headquartered in Austin, Texas. For more information, please visit www.thermon.com.

Non-GAAP Financial Measures

Disclosure in this release of "Adjusted EPS," "Adjusted EBITDA," "Adjusted EBITDA margin," "Adjusted Net Income," "Free Cash Flow," "Organic Sales" and "Net Debt," which are "non-GAAP financial measures" as defined under the rules of the Securities and Exchange Commission (the "SEC"), are intended as supplemental measures of our financial performance that are not required by, or presented in accordance with, U.S. generally accepted accounting principles ("GAAP"). "Adjusted Net Income" and "Adjusted EPS" (or "Adjusted fully diluted EPS") represent net income before the impact of restructuring and other charges/(income), costs associated with impairments and other charges, acquisition costs, amortization of intangible assets, tax expense for impact of foreign rate increases, and any tax effect of such adjustments. "Adjusted EBITDA" represents net income before interest expense (net of interest income), income tax expense, depreciation and amortization expense, stock-based compensation expense, acquisition costs, costs associated with restructuring and other income/(charges), and costs associated with impairments and other charges. "Adjusted EBITDA margin" represents Adjusted EBITDA as a percentage of total revenue. "Free Cash Flow" represents cash provided by operating activities less cash used for the purchase of property, plant, and equipment, net of sales of rental equipment and proceeds from sales of land and buildings. "Organic Sales" represents revenue excluding the impact of the Company's May 31, 2022 acquisition of Powerblanket. "Net Debt" represents total outstanding principal debt less cash and cash equivalents on hand.

We believe these non-GAAP financial measures are meaningful to our investors to enhance their understanding of our financial performance and are frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin or Adjusted Net Income. Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Organic Sales and Free Cash Flow should be considered in addition to, and not as substitutes for, revenue, income from operations, net income, net income per share and other measures of financial performance reported in accordance with GAAP. We provide Free Cash Flow as a measure of liquidity. Our calculation of Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income and Free Cash Flow may not be comparable to similarly titled measures reported by other companies. For a description of how Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income and Free Cash Flow are calculated and reconciliations to the corresponding GAAP measures, see the sections of this release titled "Reconciliation of Net Income to Adjusted EBITDA," "Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS" and "Reconciliation of Cash Provided by Operating Activities to Free Cash Flow."

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the U.S. federal securities laws in addition to historical information. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our industry, business strategy, plans, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information such as the anticipated financial performance of our Powerblanket acquisition, our execution of our strategic initiatives, our ability to complete the disposition of our Russian subsidiary and anticipated timing and associated charges and our ability to achieve our financial performance targets for fiscal 2026 and our fiscal 2024 full-year guidance. When used herein, the words "anticipate," "assume," "believe," "budget," "continue," "contemplate," "could," "should" "estimate," "expect," "intend," "may," "plan," "possible," "potential," "predict," "project," "will," "would," "future," and similar terms and phrases are intended to identify forward-looking statements in this release. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows.
Actual events, results and outcomes may differ materially from our expectations due to a variety of factors. Although it is not possible to identify all of these factors, they include, among others, (i) the outbreak of a global pandemic, including the current pandemic (COVID-19 and its variants); (ii) general economic conditions and cyclicality in the markets we serve; (iii) future growth of energy, chemical processing and power generation capital investments; (iv) our ability to operate successfully in foreign countries; (v) our ability to successfully develop and improve our products and successfully implement new technologies; (vi) competition from various other sources providing similar heat tracing and process heating products and services, or alternative technologies, to customers; (vii) our ability to deliver existing orders within our backlog; (viii) our ability to bid and win new contracts; (ix) the imposition of certain operating and financial restrictions contained in our debt agreements; (x) our revenue mix; (xi) our ability to grow through strategic acquisitions; (xii) our ability to manage risk through insurance against potential liabilities (xiii) changes in relevant currency exchange rates; (xiv) tax liabilities and changes to tax policy; (xv) impairment of goodwill and other intangible assets; (xvi) our ability to attract and retain qualified management and employees, particularly in our overseas markets; (xvii) our ability to protect our trade secrets; (xviii) our ability to protect our intellectual property; (xix) our ability to protect data and thwart potential cyber-attacks; (xx) a material disruption at any of our manufacturing facilities; (xxi) our dependence on subcontractors and third-party suppliers; (xxii) our ability to profit on fixed-price contracts; (xxiii) the credit risk associated to our extension of credit to customers; (xxiv) our ability to achieve our operational initiatives; (xxv) unforeseen difficulties with expansions, relocations, or consolidations of existing facilities; (xxvi) potential liability related to our products as well as the delivery of products and services; (xxvii) our ability to comply with foreign anti-corruption laws; (xxviii) export control regulations or sanctions; (xxix) changes in government administrative policy; (xxx) the current geopolitical instability in Russia and Ukraine and related sanctions by the U.S. and Canadian governments and European Union; (xxxi) environmental and health and safety laws and regulations as well as environmental liabilities; and (xxxii) climate change and related regulation of greenhouse gases, and (xxxiii) those factors listed under Item 1A “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2023 filed with the Securities and Exchange Commission (the “SEC”) on May 25, 2023 and in any subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K or other filings that we have filed or may file with the SEC. Any one of these factors or a combination of these factors could materially affect our future results of operations and could influence whether any forward-looking statements contained in this release ultimately prove to be accurate.
Our forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward-looking statements. We do not intend to update these statements unless we are required to do so under applicable securities laws.

CONTACT:

Kevin Fox, Chief Financial Officer
Ivonne Salem, Vice President, FP&A and Investor Relations
(512) 690-0600
Investor.Relations@thermon.com

Thermon Group Holdings, Inc.
Consolidated Statements of Operations
(unaudited, in thousands except per share amounts)

	Three months ended June 30,
	2023	2022
Sales	$106,889	$95,442
Cost of sales	59,580	58,217
Gross profit	47,309	37,225
Operating expenses:
Selling, general and administrative expenses	28,654	24,403
Deferred compensation plan expense/(income)	273	(660)
Amortization of intangible assets	2,387	2,268
Restructuring and other charges/(income)	581	—
Income from operations	15,414	11,214
Other income/(expenses):
Interest expense, net	(1,584)	(835)
Other income/(expense)	341	(916)
Income before provision for taxes	14,171	9,463
Income tax expense	3,233	2,907
Net income	$10,938	$6,556

Net income per common share:
Basic income per share	$0.33	$0.20
Diluted income per share	$0.32	$0.20
Weighted-average shares used in computing net income per common share:
Basic common shares	33,567	33,400
Fully-diluted common shares	33,863	33,567

Thermon Group Holdings, Inc.
Consolidated Balance Sheets
(in thousands, except share per share data)
	(Unaudited)
	June 30, 2023	March 31, 2023
Assets
Current assets:
Cash and cash equivalents	$33,174	$35,635
Accounts receivable, net of allowances of $2,695 and $2,682 as of June 30, 2023, and March 31, 2023, respectively	91,628	97,627
Inventories, net	92,892	82,132
Contract assets	22,174	16,272
Prepaid expenses and other current assets	15,474	16,138
Income tax receivable	240	3,138
Total current assets	$255,582	$250,942
Property, plant and equipment, net of depreciation and amortization of $69,377 and $67,450 as of June 30, 2023, and March 31, 2023, respectively	64,799	63,288
Goodwill	221,908	219,612
Intangible assets, net	92,645	93,970
Operating lease right-of-use assets	12,835	13,570
Deferred income taxes	679	688
Other non-current assets	8,677	7,559
Total assets	$657,125	$649,629
Liabilities and equity
Current liabilities:
Accounts payable	$28,315	$27,330
Accrued liabilities	31,740	39,364
Current portion of long-term debt	10,315	10,222
Borrowings under revolving credit facility	22,500	14,500
Contract liabilities	8,505	8,483
Lease liabilities	3,394	3,364
Income taxes payable	5,283	6,809
Total current liabilities	$110,052	$110,072
Long-term debt, net	80,356	87,710
Deferred income taxes	11,495	12,084
Non-current lease liabilities	12,014	12,479
Other non-current liabilities	9,259	8,296
Total liabilities	$223,176	$230,641
Equity
Common stock: $0.001 par value; 150,000,000 authorized; 33,680,965 and 33,508,076 shares issued and outstanding at June 30, 2023 and March 31, 2023, respectively	$33	$33
Preferred stock: $.001 par value; 10,000,000 authorized; no shares issued and outstanding	—	—
Additional paid in capital	239,413	239,860
Accumulated other comprehensive loss	(53,630)	(58,100)
Retained earnings	248,133	237,195
Total equity	$433,949	$418,988
Total liabilities and equity	$657,125	$649,629

Thermon Group Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)
	Three months ended June 30,
	2023	2022
Operating activities
Net income	$10,938	$6,556
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,439	4,895
Amortization of deferred debt issuance costs	86	77
Impairment of property, plant and equipment	(22)	—
Stock compensation expense	1,238	1,193
Deferred income taxes	(753)	(682)
Reserve for uncertain tax positions, net	—	19
Remeasurement (gain)/loss on intercompany balances	(389)	(414)
Changes in operating assets and liabilities:
Accounts receivable	7,043	1,323
Inventories	(10,652)	(9,830)
Contract assets and liabilities	(5,596)	8,829
Other current and non-current assets	(1,256)	(531)
Accounts payable	1,000	3,485
Accrued liabilities and non-current liabilities	(6,546)	(5,977)
Income taxes payable and receivable	1,338	2,917
Net cash provided by operating activities	$868	$11,860
Investing activities
Purchases of property, plant and equipment	(2,801)	(1,617)
Sale of rental equipment	12	63
Cash paid for acquisitions, net of cash acquired	—	(35,339)
Net cash provided by/(used in) in investing activities	$(2,789)	$(36,893)
Financing activities
Proceeds from revolving credit facility	8,000	32,000
Payments on long-term debt and revolving credit facility	(7,765)	(8,654)
Repurchase of employee stock units on vesting	(1,685)	(552)
Payments on finance leases	(403)	(31)
Net cash provided by/(used in) financing activities	$(1,853)	$22,763
Less: Net change in cash balances classified as assets held-for-sale	1,012	—
Effect of exchange rate changes on cash, cash equivalents and restricted cash	271	1,031
Change in cash, cash equivalents and restricted cash	(2,491)	(1,239)
Cash, cash equivalents and restricted cash at beginning of period	38,520	43,931
Cash, cash equivalents and restricted cash at end of period	$36,029	$42,692

Thermon Group Holdings, Inc.
Reconciliation of Net Income to Adjusted EBITDA
(Unaudited, in thousands)

	Three months ended June 30,
	2023	2022
GAAP Net income	$10,938	$6,556
Interest expense, net	1,584	835
Income tax expense/(benefit)	3,233	2,907
Depreciation and amortization expense	4,439	4,895
EBITDA (non-GAAP)	$20,194	$15,193
Stock compensation expense	1,238	1,193
Transaction-related costs[1]	77	251
Restructuring and other charges/(income)[1]	581	—
Adjusted EBITDA (non-GAAP)	$22,090	$16,637
Adjusted EBITDA %	21%	17%

1 - The fiscal 2024 charges relate to the Company's Russian subsidiary.

Thermon Group Holdings, Inc.
Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS
(Unaudited, in thousands except per share amounts)
	Three months ended June 30,
	2023	2022
GAAP Net income	$10,938	$6,556
Amortization of intangible assets	2,387	2,268	Intangible amortization
Transaction-related costs[1]	77	251	Operating expense
Restructuring and other charges/(income)[1]	581	—	Operating expense
Tax effect of adjustments	(578)	(583)
Adjusted Net Income (non-GAAP)	$13,405	$8,492

Adjusted Fully Diluted Earnings per Common Share (Adjusted EPS) (non-GAAP)	$0.40	$0.25

Fully-diluted common shares	33,863	33,567

1 - The fiscal 2024 charges relate to the Russia Exit.

Thermon Group Holdings, Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow
(Unaudited, in thousands)
	Three months ended June 30,
	2023	2022
Cash provided by operating activities	$868	$11,860
Cash provided by/(used in) by investing activities	(2,789)	(36,893)
Cash provided by/(used in) by financing activities	(1,853)	22,763

Cash provided by operating activities	$868	$11,860
Less: Cash used for purchases of property, plant and equipment	(2,801)	(1,617)
Plus: Sales of rental equipment	12	63
Free cash flow provided (non-GAAP)	$(1,921)	$10,306